Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 17, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph concerning the Company’s ability to continue as a going concern), relating to the financial statements of Metro One Telecommunications, Inc. and subsidiaries, appearing in the Annual Report on Form 10-K of Metro One Telecommunications, Inc. for the year ended December 31, 2005.

DELOITTE & TOUCHE LLP

Portland, Oregon
August 30, 2006